Exhibit 10.1

SKULLCANDY 1441 WEST UTE BLVD SUITE 250 PARK CITY, UTAH 84098 435.940.1545

Rich Sargente

Re:	Separation Agreement And Release

Dear Mr. Sargente:

This letter sets forth an offer made by Skullcandy (the “Company”) to Rich Sargente (“Employee”) of special severance benefits in exchange for the following agreement (“Agreement”). The terms of the offer are as follows:

1. Termination of Employment. Employee acknowledges Employee’s employment with the Company was terminated, effective August 18, 2013 (“Separation Date”), after which date Employee performed no further duties, functions or services for the Company.

2. Payment of Moneys Owed. Employee acknowledges the Company has paid all compensation owed to Employee as a result of Employee’s employment with the Company, including but not limited to Employee’s salary/wages through August 18, 2013, all accrued but unused vacation/flex time through that date, all commissions and/or bonuses owed to Employee, and all business expenses, if any, incurred by Employee as a result of Employee’s employment with the Company. Employee further agrees that he has no present claim for wages or benefits, and that he is not and would not be entitled to any future wages, monies, or benefits pursuant to any claims.

3. Additional Payments. The Company agrees to pay Employee additional amounts in the gross sum of $37,914.23, as a transition bonus for continuing his role with the Company through August 18, 2013, and $63,190.38, as severance, less statutorily-required deductions and outstanding debts owed to the Company (if any). The transition bonus is payable in a lump sum on August 30, 2013 and the severance is payable in a lump sum within fourteen (14) days following Employee’s execution of this Agreement. The payment of these additional amounts do not constitute continued employment by the Company, and is more than Employee is otherwise entitled to.

4. Medical Insurance Continuation. If Employee elects to continue coverage for himself and his family under the Company’s group medical plan pursuant to COBRA, the Company shall pay the premiums to continue such coverage from September 1, 2013 through November 30, 2013, for a period of three (3) months. Thereafter, Employee shall be solely responsible for any COBRA payments or continued coverage under the Company’s medical plan (under the terms of COBRA)

5. Acknowledgment of Full Payment. Employee acknowledges the payments and arrangements described in paragraphs 2 through 4 above shall constitute full and complete satisfaction of any and all amounts due and owing to Employee as a result of Employee’s employment with the Company and/or the termination of employment, and that in the absence of this Agreement, Employee would not be entitled to, among other things, the payments specified in paragraph 3 above and the continued medical insurance coverage specified in the first sentence of paragraph 4 above.

6. Options. In accordance with IRS guidelines, Employee has 90-days from the date Separation Date to exercise his vested stock options (if any), after which time any unexercised options will be cancelled and forfeited. Employee acknowledges that he is not entitled to, and the Company will not provide, any acceleration of unvested stock options.

7. Unemployment Benefits. The Company will not contest Employee’s application for unemployment insurance benefits, if any, as a result of this Agreement. However, if requested by the appropriate agency, the Company will respond truthfully regarding the reasons for separation if required. The Company does not admit or deny, by so doing, that Employee had a right to receive unemployment insurance benefits.

8. Non-Disclosure of Confidential Information. Employee acknowledges and agrees that Employee has not revealed and will not reveal in the future, nor use for Employee’s own purposes, any trade secret, proprietary information or any confidential information about the Company, its products, its service, its customers, or its methods of doing business. Employee further acknowledges his obligations under the Company’s Employment, Confidential Information, Invention Assignment, Noncompetition and Arbitration Agreements, entered into as a condition of his employment, including, without limitation, his duties related to confidential Company information, non-solicitation of Company employees, and inventions made during his tenure at the Company.

9. Return of Company Property. No later than the Separation Date, Employee shall return all property issued by the Company, including without limitation, all keys, access cards, credit cards, calling cards, computer hardware and software, cellular phones, pdas, blackberries and other mobile communications devices, and any and all confidential or proprietary Documents. For purposes of this Agreement, the term “Documents” means any written records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, forms, or any other written material, whether in physical or digital form.

10. Release and Discharge of Claims. Except as to such rights or claims as may be created by this Agreement, Employee hereby irrevocably and unconditionally remises, releases, and forever discharges the Company and any predecessor, successor, parent, subsidiary or affiliated corporation, and all present or former directors, officers, agents, employees, insurers, representatives, and attorneys, (and directors, officers, agents, employees, insurers, representatives, and attorneys of any parent, subsidiary, or affiliated corporations), and all persons acting by, through, under or in concert with any of them (collectively the “Releasees”), or any of them, from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, fixed or contingent, which any of them ever had or now has against the Releasees, from the beginning of time to the date of this Agreement, including but without limitation on the foregoing general terms, any claims arising from or relating to Employee’s employment relationship with the Company or the termination thereof, including any claims arising from any alleged breach of contract, covenant of good faith and fair dealing, wrongful termination, tort or any violation of any federal, state (including Utah or New York) or local statutes, ordinances or common law, including but not limited to: (1) the Civil Rights Act of 1964, as amended; (2) 42 U.S.C. § 1981; (3) the New York State Human Rights Law (which prohibits discrimination and harassment based upon race, religion, sex, age, color, national origin, disability, marital status and similar protected categories); (4) Section 503 of the Rehabilitation Act of 1973; (5) the Americans with Disabilities Act; (6) the Fair Labor Standards Act (including the Equal Pay Act); (7) the New York Code, including the Labor Code and related Acts; (8) the Federal Family and Medical Leave Acts; (9) the Employee Retirement Income Security Act, as amended; (10) the Federal Worker Adjustment and Retraining Notification Act; (11) the Age Discrimination in Employment Act of 1967 (“ADEA”); and (12) the Older Workers Benefit Protection Act (“OWBPA”) which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or claimed to have, own or hold against any of the Releasees relating to any conduct occurring prior to and including the date of execution of this Agreement.

11. Knowing and Voluntary Waiver. For the purposes of implementing a full and complete release and discharge of Releasees, Employee expressly waives and relinquishes all rights and benefits and acknowledges that this Agreement is intended to include and discharge all claims which Employee does not know or suspect to exist at the time of execution of this Agreement related to Employee’s employment with the Company and/or the termination of that employment.

12. Consideration Period. In accordance with the ADEA and OWBPA, Employee acknowledges that: (1) Employee has been advised by the Company that he is entitled to a period of forty-five (45) days from the Separation Date within which to consider this Agreement before signing it; (2) he is free to sign this Agreement at any time prior to the expiration of this forty-five (45) day period if he so wishes; (3) he expressly acknowledges that he has taken sufficient time to consider this Agreement before signing it; and (4) this Agreement is written in a manner that he can understand, and he has fully considered the terms and conditions of this Agreement.

13. Revocation Period. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA and OWBPA. Employee also acknowledges that the consideration given for the waiver and release set forth in paragraphs 3 and 4 of this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the OWBPA Act, that: (1) Employee’s waiver and release does not apply to any rights or claims that may arise after the effective date of this Agreement, or that are otherwise prohibited from release by law; (2) Employee should consult with an attorney prior to executing this Agreement; (3) Employee has up to forty-five (45) days from the Separation Date to consider this Agreement (although Employee may execute this Agreement earlier at the Employee’s discretion); (4) Employee has seven (7) days following execution of this Agreement to revoke the Agreement; and (5) this Agreement shall not be effective until the date upon which the revocation period has expired. Employee shall provide a fully executed copy of this Agreement to the Company, attention Leslie McMahon, the date of execution of which by Employee shall begin the seven-day revocation period. Employee may revoke this Release only by giving Ms. McMahon, formal, written notice of the revocation of this Agreement, which should be addressed to Skullcandy, Attn: Leslie McMahon, 1441 Ute Boulevard, Suite 250, Park City, UT 84098, and which should be received by Ms. McMahon, by the close of business on the seventh (7th) day following Employee’s execution of this Agreement.

14. No Filings or Assignment. Employee represents that Employee has not initiated any suit or action before any federal, state or local judicial or administrative forum with respect to any matter arising out of or connected with Employee’s employment by the Company and/or the termination of that employment. Employee also represents that he has not previously transferred, assigned or conveyed any right or claim released in this Agreement. Employee further represents that Employee has not suffered any work-related injury during Employee’s employment with the Company that Employee has not reported to the Company.

15. Confidentiality. Employee represents and agrees that Employee will keep the terms, amount and fact of this Agreement confidential, and that Employee will not disclose any information concerning this Agreement to any third person, other than Employee’s legal and financial advisors or members of Employee’s family, who shall also be advised of its confidentiality and who shall agree to be bound by this confidentiality agreement. Without limiting the generality of the foregoing, Employee specifically agrees that Employee shall not disclose information regarding this Agreement to any current or former employee of the Company. Employee agrees that, as part of this Agreement, Employee will keep all events, incidents and information concerning Employee’s employment with the Company confidential (excluding Employee’s wage related information). Additionally, Employee shall keep any information regarding the Employee’s co-workers, subordinates, managers or consultants (while the Employee was employed at Company) confidential as well.

Employee agrees that a prohibited disclosure by Employee, Employee’s family, attorneys, agents, advisors or representatives, whether individually or jointly, of any of the terms and conditions in violation of the foregoing shall constitute and be treated as a material breach of this Agreement.

16. Non-disparagement. Employee agrees that, for a period of one year following the Separation Date, the Employee shall not, in any communications with the press or other media or to any customer, client or supplier of the Company, or any affiliate of the Company, criticize, ridicule or make any statement which disparages or is derogatory of the Company or its affiliates or any of their respective directors or senior officers, employees or contractors.

17. No Representations. Employee represents and acknowledges that in executing this Agreement Employee does not rely and has not relied on any representation or statement by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

18. Binding Agreement/Governing Law. This Agreement shall be binding upon Employee and Employee’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns. This Agreement is made and entered into in the State of Utah, and shall in all respects be interpreted, enforced and governed under the laws of the State of Utah. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

19. Severability. Should any provision of this Agreement be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

20. Encouragement to Consult With Attorney. Employee is encouraged to consult with an attorney before signing this Agreement, but is free to sign the Agreement at the Employee’s discretion.

21. Voluntary Agreement. Employee acknowledges that Employee has carefully read and fully understands this entire Agreement, and that Employee is voluntarily entering into this Agreement.

22. Entire Agreement. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of the Agreement.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Sincerely,

Leslie McMahon
Director, Talent

I expressly acknowledge that I enter this Agreement knowingly and voluntarily, without any coercion or duress, and that I have had an adequate opportunity to review this letter and to consult my attorney regarding it to the extent I wish to do so. I understand the contents of this letter, and I agree to all of its terms and conditions.

Date:
Rich Sargente